Exhibit 99.1

Calimesa, CA - March 20, 2006 -- Ingen Technologies, Inc. (OTC: IGTG), a medical device manufacturer of OxyAlert(TM), OxyView, and Secure Balance(TM), announced today the election of John J. Finazzo, MD to the company's Board of Directors.

Dr. Finazzo graduated from UCLA School of Medicine in 1989. He completed a two-year Surgical internship at UCLA Center for Health Science in 1991. He then completed residency in Otolaryngology - Head and Neck Surgery at the State University of New York Health Science Center, Brooklyn in 1995. He is Board Certified in Otolaryngology and has been in private practice in the Palm Springs-California area for eight years. He resides in Palm Springs with his wife of 15 years. He is active in clinical research and lectures on vestibular function and balance disorders.

"Dr. Finazzo and I have been business associates since 2000 when we were lecturing together on Balance & Fall Prevention. He is an excellent physician and very experienced with vestibular disorders. We are very pleased to have Dr. Finazzo on our Board of Directors. We expect him to provide valuable contributions to our product lines and corporate advancement," said Scott Sand, Chairman & CEO.

Scott Sand, Christopher Wirth, Curt Mediema, Yong Sin Khoo and Stephen O'Hara, MD were re-elected to the Board of Directors. All of our directors are slated to serve until the next regularly scheduled annual shareholders' meeting in March of 2007.


ABOUT INGEN TECHNOLOGIES, INC.

Ingen Technologies, Inc. is a public company trading under NASDAQ OTC:IGTG, which has been in business since 1999. IGTG is a medical device manufacturer and a growth-oriented company that owns US patent(s), trademarks, and proprietary medical products. Ingen Technologies, Inc. ("Ingen" or the "Company"), a Georgia Corporation, was formed as a result of a reverse merger in March 2004 whereby Ingen became a publicly-owned company and commenced trading in the Over-The-Counter market on the Pink Sheets. Ingen (GA) is a holding company which owns or has intellectual property rights to certain proprietary devices which primarily provide diagnostic and safety features to health practitioners and patients. Operations are conducted through a 100%-owned subsidiary, Ingen Technologies, Inc. of Nevada, which has been in business since 1999 when Chairman/CEO Scott R. Sand founded it. The principal executive office is in Yucaipa, CA, northeast of Los Angeles.

The Company's flagship product is OxyAlert(TM), a second-generation design of the Company's BAFI(TM) product line. Both of these products have been issued two US Patents: Patent No. 6,137,417 issued on October 24, 2000 and Patent No. 6,326,896 issued on December 4, 2001. Both of these products are low-oxygen safety warning devices used on remote oxygen cylinders for patients, commercial aircraft, military transport, and fire and safety equipment. OxyAlert(TM) technology encompasses the use of digital sensing and RF frequency transfer so that care givers can access a hand-held remote to monitor the actual oxygen level of any oxygen cylinder at a reasonable distance.

The newest product, OxyView, has a patent pending, and is a pneumatic gauge that provides visual safety warning of oxygen flow for patients in the hospital, surgical room, outpatient therapy, nursing homes and emergency response facilities. This product enhances the safety, assurance and accuracy of patients being administered oxygen from any source. OxyView(TM) is a lightweight pneumatic gauge that is attached to the oxygen tubing just below the neck. It informs the nursing staff of the oxygen flow rate near the patient. It could quickly inform the physician or technician of any leak or inaccuracy between the delivery source and the patient.

The Secure Balance(TM) product is a private-label product that includes a vestibular function testing system and balance therapy system. The vestibular function testing system is manufactured by Interacoustics LTD. in Denmark and is referred to as the VNG. The balance therapy system is manufactured by SportKAT(R), Inc. in San Diego, California. The Secure Balance(TM) program provides equipment, education and training about balance and fall prevention to physicians and clinicians worldwide.

The Pure Produce product is a continuing research & development program currently under design. This program uses hydroponics technology to grow various plants without the use of soil, fertilizer and water consumption. The Company anticipates entering the nutriceutical and pharmaceutical markets over the next two years.

"Our team of professionals has developed our medical products for the ever-increasing elderly population. Our products are superior to any of our competition and they allow for effective medical product availability to seniors, and at the same time the increasing senior population allows for a steady growth in sales and profits," said Scott Sand, CEO & Chairman of Ingen Technologies.

For more information, visit  www.ingen-tech.com
                             ------------------

Investor Relations Contact:  Scott R. Sand, C.E.O & Chairman
Ingen Technologies, Inc. - Administrative Office
35193 Avenue "A", Suite-C
Yucaipa, California 92399
Phone: (800) 259-9622 or (909) 790-7180
Fax: (800) 777-1186 or (909) 795-6340
Email: Info@ingen-tech.com
A Member of the Better Business Bureau
A Member of the Chamber of Commerce
     A Licensed Business in the City of Yucaipa

Safe Harbor for Forward-Looking Statements: This news release includes forward-looking statements that are made pursuant to "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. While these statements are made to convey to the public the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. Whereas management believes such representations to be true and accurate based on information and data available to the company at this time, actual results may differ materially from those described. The company's operations and business prospects are always subject to risk and uncertainties. Important factors that may cause actual results to differ will be set forth in the company's periodic filings with the U.S. Securities and Exchange Commission.


                                       2